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                      October 3, 2023

       Wanhong Tan
       Chief Financial Officer
       Moxian (BVI) Inc
       Room 2102, Block B, Jiahui Center, 6 Jiqing Li, Chaoyangmenwai Street Chaoyang District
       Beijing 100020, China

                                                        Re: Moxian (BVI) Inc
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            File No. 333-256665

       Dear Wanhong Tan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Disclosure Review Porgram
       cc:                                              Anthony W. Basch